UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2012

Xinde Technology Company

(Exact name of registrant as specified in its charter)

Nevada	000-53672	20-8121712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Number 363, Sheng Li West Street, Weifang, Shandong Province, The People’s Republic of China

(Address of principal executive offices)

Registrant’s telephone number, including area code: (86) 536-8322068

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

On July 18, 2012 (the “Effective Date”), Xinde Technology Company, a Nevada corporation (the “Company”), has effected a reverse split of its common stock, par value $0.001 per share (“Common Stock”) and the proportional decrease of its authorized shares of Common Stock at a split ratio of 1-for-100. As a result of this corporate action, the total number of issued and outstanding shares of Common Stock decreased from 240,000,000 to 2,400,000, and the Company’s authorized shares of Common Stock simultaneously decreased from 350,000,000 to 3,500,000 shares. Physical stock certificates for the appropriate number of shares of Common Stock shall be issued upon the surrender of physical stock certificates currently held by stockholders to the Company’s transfer agent, Action Stock Transfer Corp., 2469 E. Fort Union Boulevard, Suite 214, Salt Lake City, UT 84121, telephone (801) 274-1088, facsimile (801) 274-1099.

There has been no adjustment to the par value of the Common Stock and no changes have been made to the Company’s preferred stock as a result of this corporate action (as of the Effective Date, the Company had no shares of preferred stock issued or outstanding). The Company’s Board of Directors approved this corporate action however shareholder approval was not required pursuant to Sections 78.207 and 78.209 of the Nevada Revised Statutes (“NRS”). In accordance with the NRS, the Company filed a “Certificate of Change Pursuant to Section 78.209” with the Nevada Secretary of State which became effective after the Financial Industry Regulatory Authority announced the effectiveness of the corporate action as of the Effective Date. Please note that as a result of the reverse stock split, on the Effective Date a “D” has been appended to the Company’s stock symbol which shall remain for 20 business days (including the Effective Date).

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Please see Item 3.03 above.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Item	Location

Exhibit 3.1	Certificate of Change Pursuant to Section 78.209, filed with the Nevada Secretary of State	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 24, 2012

XINDE TECHNOLOGY COMPANY

By:	/s/ Dianjun Liu
Name: Title:	Dianjun Liu Chief Executive Officer